EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 18, 2007, in the Registration Statement (Form S-1) and related Prospectus of Source Photonics, Inc. dated December 26, 2007.

/s/ Ernst & Young LLP
Woodland Hills, California
December 24, 2007